UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2011
ANTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 856-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On April 18, 2011, Anthera Pharmaceuticals, Inc. issued a press release announcing that enrollment in the Phase 3 VISTA-16 study of varespladib, a broad-spectrum inhibitor of secretory phospholipase A2 (“sPLA2”) enzymes, in Acute Coronary Syndromes (“ACS”) will continue based on the positive outcome of an interim biomarker analysis and review of available patient safety data.
     An independent statistician completed an analysis of various biomarkers of cardiovascular risk and determined that treatment with once-daily varespladib met the pre-specified criteria for the study to proceed. The analysis required patients on varespladib to demonstrate pre-defined treatment effects versus placebo at relevant time points on a collection of biomarkers including: sPLA2, low density lipoprotein cholesterol (“LDL-C”), C-reactive protein (“CRP”), interleukin-6, and a composite responder endpoint defined as patients achieving LDL-C less than 70 mg/dL and CRP below 1.0 mg/L.
     In parallel with the biomarker analysis, the VISTA-16 independent Data Safety and Monitoring Board (“DSMB”) completed a review of the available safety database, including all reported adverse events and serious adverse events and recommended the continuation of the VISTA-16 clinical study without modification. This represents the third meeting of DSMB since the start of the study.
     VISTA-16 is a multinational, randomized, double-blind, placebo-controlled Phase 3 clinical study which will enroll up to 6,500 high-risk ACS patients. Enrollment in VISTA-16 will be stopped after a minimum of 385 primary endpoint events have occurred. High-risk patients are defined as patients who have risk factors that place them at a higher risk of experiencing a secondary coronary event. Within 96 hours of experiencing primary ACS, patients are treated with varespladib or placebo once-daily in combination with a physician-prescribed dose of atorvastatin for 16 weeks, the period when patients have the highest risk of experiencing a secondary cardiovascular event. As per a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (“FDA”), the primary endpoint of the VISTA-16 study will be a reduction in major adverse coronary events, which was defined by recent FDA draft guidance as cardiovascular death, non-fatal myocardial infarction, non-fatal stroke, or documented unstable angina with objective evidence of ischemia requiring hospitalization.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2011	Anthera Pharmaceuticals, Inc.
	By:	/s/ Christopher P. Lowe
Christopher P. Lowe
Chief Financial Officer